Exhibit 99.1

HARTMAN MANAGEMENT	1450 West Sam Houston Parkway North # 100 Houston, Texas 77043 713-467-2222
Press Release

Contact: David Lapin Phone: (713)586-2680	FOR IMMEDIATE RELEASE November 22, 2005

HARTMAN MANAGEMENT ADDS TO DALLAS PORTFOLIO

•
HOUSTON, TX, NOVEMBER 22, 2005: Hartman Commercial Properties REIT, a Houston based Commercial Property Real Estate Investment Trust announced today that it has purchased the Amberton Tower office building.

•
The property consists of a 254,000 square foot, Class B+ office building located on North Central Expressway between Haskell Avenue and Fitzhugh Avenue in Dallas, Texas. The building which was constructed in 1982 and renovated in 1993 sits on a 2.98 acre tract, and is currently 75% occupied. Hartman Management will manage the property for the REIT.  Steve Simon of Transwestern represented the seller and Dave Wheeler and John Crossin represented the buyer.

HARTMAN MANAGEMENT’S EXISTING DALLAS PORTFOLIO

•	This purchase becomes the 4th significant acquisition that Hartman Management has completed in the Dallas marketplace

~ MORE ~

within the past 2 years. In April 2004, Hartman R.E. Income Properties XVII, L.P. purchased the 10-story, 198,000 square foot North Central Plaza I office building at the southwest corner of North Central Expressway and LBJ Freeway. In August 2004 Hartman R.E. Income Properties XVIII, L.P. purchased Park Central I a 128,000 square foot, eight-story office building located in the same LBJ Freeway (I-635) and Central Expressway (I-45N) corridor. In August 2005 Hartman Commercial Properties REIT purchased the 9101 LBJ Freeway Office Building, a 126,000 square foot office building located just east of the new High-Five interchange at Central Expressway (US 75) and LBJ Freeway (IH-635).

•
Hartman Management’s Chief Investment Officer, John Crossin, said that “We continue to see opportunity in the Dallas marketplace. We are quite optimistic on Dallas’ future because of the city’s improving leading economic indicators. We intend to continue our buying program as long as the fundamentals continue to look attractive.”